Exhibit 3.1

SUPPLEMENT TO THE

SECOND AMENDED AND RESTATED DECLARATION OF TRUST

OF

KKR FS INCOME TRUST SELECT

RELATING TO

12.0% SERIES A Cumulative Preferred Shares

Supplement to Second Amended and Restated Declaration of Trust (the “Supplement”) made as of March 29, 2024 by the Trustees hereunder

WHEREAS, the Trustees of KKR FS Income Trust Select, a Delaware statutory trust (the “Company”), may authorize and issue preferred shares of the Company having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit under Sections 6.1 and 6.2 of the Company’s Second Amended and Restated Declaration of Trust made as of March 29, 2024 (the “Original Declaration of Trust,” as restated, amended or supplemented from time to time, together with this Supplement is referred to herein as the “Declaration of Trust”) without the approval of any holders of shares of beneficial interests in the Company; and

WHEREAS, the Trustees have made this Supplement to the Original Declaration of Trust to establish the terms, rights, preferences, privileges, limitations and restrictions of the 12.0% Series A Cumulative Preferred Shares, par value $0.001 per share, of the Company (the “Series A Preferred Shares”).

NOW, THEREFORE, the Trustees hereby supplement the Original Declaration of Trust to authorize the issuance by the Company of its Series A Preferred Shares as follows:

ARTICLE I

NUMBER OF SHARES; RANKING

1.1           Designation and Number. A series of preferred shares of beneficial interest in the Company (“Preferred Shares”), designated the “12.0% Series A Cumulative Preferred Shares”, par value $0.001 per share (the “Series A Preferred Shares”), is hereby established. The total number of authorized Series A Preferred Shares shall be five hundred fifteen (515). The Series A Preferred Shares shall initially be uncertificated, unless and until otherwise determined by the Company’s Board of Trustees (the “Board”).

1.2           Rank. The Series A Preferred Shares shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to all classes or series of common shares of beneficial interest, par value $0.01 per share, in the Company (“Common Shares”) and will rank on parity with any other class or series of Preferred Shares, whether such class or series is now existing or is created in the future; provided, however that the consent of the holders of a majority of the outstanding Preferred Shares, including the Series A Preferred Shares, voting as a separate class, shall be required for the authorization or issuance of any class or series of Preferred Shares ranking on parity with the Series A Preferred Shares, as further described in Section 5.3 below.

ARTICLE II

Dividends

2.1           Payment of Dividends. Each holder of the then-outstanding Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.0% per annum of the total of $3,000.00 per share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the earlier of (1) the first date on which any Series A Preferred Share is issued or (2) the date that falls 11 business days after the Funding Notice Date (as defined below), which may occur prior to the first date on which any Series A Preferred Share is issued. Upon written instruction from the Company (via email being sufficient), REIT Funding (as defined below) will instruct the Escrow Agent (as defined below) to remit to the Company all subscription funds in exchange for the issuance of the Series A Preferred Shares, such issuance to be effective at 11:59 p.m., ET on the date of receipt by the Company of the subscription funds. Dividends on the Series A Preferred Shares shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the earlier of (1) the first date on which any Series A Preferred Share is issued or (2) the date that falls 11 business days after the Funding Notice Date, to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). As used herein, “Funding Notice Date” means March 20, 2024, which is the date on which any representative of REIT Funding, LLC (“REIT Funding”) first notified the Company or any representative thereof in writing (via email being sufficient) that five hundred fifteen (515) eligible offerees of Series A Preferred Shares had (1) properly completed and executed subscription documents for the Series A Preferred Shares and (2) submitted subscription proceeds for the Series A Preferred Shares, with receipt of such proceeds confirmed, in writing (via email being sufficient), as received by REIT Funding’s escrow agent for custody of subscription funds (the “Escrow Agent”) and ready to be transferred to the Company.

2.2           Prohibition of Dividend. No dividends on Series A Preferred Shares shall be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any written agreement between the Company and any party that is not an affiliate of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by the Investment Company Act of 1940, as amended (the “1940 Act”), or any other applicable law. For purposes of this Supplement, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Company.

2.3           Accrual of Dividend. Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 2.2 hereof at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 2.2 above. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

2.4           No Dividends. Unless full cumulative dividends on all outstanding Preferred Shares, including Series A Preferred Shares, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in Common Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Common Shares, nor shall any Common Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other Common Shares), provided, further, that the “asset coverage” (as defined under the 1940 Act) on the Preferred Shares, including Series A Preferred Shares, must be at least 150 per centum (or such other amount as provided under the 1940 Act), giving effect to any exemptive relief granted to the Company by the U.S. Securities and Exchange Commission, after deducting the amount of such dividend, distribution or purchase price.

2.5           Pro Rata Payment. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Preferred Shares, including the Series A Preferred Shares, all dividends declared upon the Preferred Shares, including the Series A Preferred Shares, shall be declared and paid pro rata based on the number of Preferred Shares, including Series A Preferred Shares, then outstanding.

2.6           Order of Payment. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Shares as described above.

2.7           Electronic Payment. Any dividend payment made on the Series A Preferred Shares may be made via check or electronic payment. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers.

2.8           Appointment of the Paying Agent. The Company and the holders of the Series A Preferred Shares hereby authorize REIT Administration, LLC (“REIT Administration”) with an address at 1175 Peachtree Street, NE, Suite 2200, Atlanta, Georgia 30361-6206, to act as paying agent on behalf of the holders of Series A Preferred Shares. Any dividend payments received by REIT Administration shall be deemed paid to such holders of Series A Preferred Shares on the later of the date received by REIT Administration or the date declared for payment.

ARTICLE III

LIQUIDATION PREFERENCE

3.1           Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each a “Liquidation Event”), the holders of Series A Preferred Shares then outstanding are entitled to be paid, or have the Company declare and set aside for payment, out of the assets of the Company legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $3,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Common Shares. In the event that the Company elects to set aside the Liquidation Preference for payment, the Series A Preferred Shares shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Company making its final liquidating distribution on the Common Shares. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Company may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

3.2           Pro Rata Distribution. If, upon any Liquidation Event, the available assets of the Company are insufficient to pay the full amount of the Liquidation Preference on all outstanding Preferred Shares, including Series A Preferred Shares, then the holders of the Preferred Shares, including the Series A Preferred Shares, shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

3.3           No Right. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company.

3.4           Termination upon Redemption. Upon the Company’s provision of written notice as to the effective date of any such Liquidation Event, accompanied by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Shares is entitled, the Series A Preferred Shares shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

3.5           Consolidation or Merger. The consolidation or merger of the Company with or into any other business enterprise or of any other business enterprise with or into the Company, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a Liquidation Event; provided, however that any such transaction which results in an amendment, restatement or replacement of the Declaration of Trust that has a material adverse effect on the rights and preferences of the Series A Preferred Shares, or that increases the number of authorized or issued Series A Preferred Shares, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding Series A Preferred Shares voting as a separate class.

ARTICLE IV

REDEMPTION

4.1           Right of Optional Redemption. The Company, at its option, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $3,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 4.3 below), plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption: (i) until the date that is two (2) years from the date of original issuance of the Series A Preferred Shares, $300, and (ii) thereafter, no Redemption Premium. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed may be selected by any equitable method determined by the Company provided that such method does not result in the creation of fractional shares.

4.2           Limitations on Redemption. Unless full cumulative dividends on all Preferred Shares, including Series A Preferred Shares, shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Preferred Shares, including Series A Preferred Shares, shall be redeemed or otherwise acquired, directly or indirectly, by the Company unless all outstanding Preferred Shares, including Series A Preferred Shares, are simultaneously redeemed or acquired, and the Company shall not purchase or otherwise acquire, directly or indirectly, any Common Shares of the Company (except by exchange for Common Shares).

4.3           Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends to and including the redemption date.

4.4           Procedures for Redemption

(a)           Upon the Company’s provision of written notice as to the effective date of the redemption, accompanied by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Shares is entitled, the Series A Preferred Shares shall be redeemed and shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the distribution thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(b)           In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of Series A Preferred Shares to be redeemed; (D) the place or places where the Series A Preferred Shares are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder is to be redeemed, the notice given to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

(c)           If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Company shall so require and the notice shall so state, holders of Series A Preferred Shares to be redeemed shall surrender the certificates evidencing such Series A Preferred Shares, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Company at the Redemption Price. In case less than all of the Series A Preferred Shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed Series A Preferred Shares without cost to the holder thereof. In the event that the Series A Preferred Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(d)           The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

i.            the Company shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

ii.           any balance of monies so deposited by the Company and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment of the Redemption Price without interest or other earnings.

4.5           Status of Redeemed Shares. Any Series A Preferred Shares that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Series A Preferred Shares which may be issued by the Board from time to time at its discretion.

ARTICLE V

VOTING RIGHTS

5.1           Except as otherwise provided in the Declaration of Trust or as otherwise required by law, (i) each holder of Series A Preferred Shares shall be entitled to one vote for each Series A Preferred Share held by such holder on each matter submitted to a vote of shareholders of the Company, and (ii) the holders of outstanding Preferred Shares, including Series A Preferred Shares, and of outstanding Common Shares shall vote together as a single class; provided, however, that the holders of outstanding Preferred Shares, including Series A Preferred Shares, shall be entitled, voting as a separate class, to elect two members of the Board (each, a “Trustee”) of the Company at all times.

5.2           The holders of Preferred Shares, including Series A Preferred Shares, shall be entitled, voting as a separate class, to elect a majority of the Board:

(a)           if, at the close of business on any Dividend Payment Date, dividends (whether or not declared) on outstanding Preferred Shares, including Series A Preferred Shares, are unpaid in an amount equal to at least two (2) full years’ dividends on the Preferred Shares, including Series A Preferred Shares; or

(b)           if at any time holders of shares of Preferred Shares, including Series A Preferred Shares, are otherwise entitled under the 1940 Act to elect a majority of the Board (any period in which one or more of the conditions in clauses 5.2(a) or 5.2(b) shall exist is referred to herein as the “Voting Period”).

Upon the termination of a Voting Period, the voting rights described in this Section 5.2 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Shares, including Series A Preferred Shares, upon the further occurrence of any of the events described in this Section 5.2.

5.3           Holders of Preferred Shares, including Series A Preferred Shares, to Vote on Certain Matters.

(a)           The consent of the holders of a majority of the outstanding Series A Preferred Shares, voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Company senior to or on a parity with the Series A Preferred Shares, (b) any amendment to the Declaration of Trust which has a material adverse effect on the rights and preferences of the Series A Preferred Shares or which increases the number of authorized or issued shares of Series A Preferred Shares, or (c) any reclassification of the Series A Preferred Shares. For purposes of the foregoing, no matter shall be deemed to have a material adverse effect on the rights and preferences of the Series A Preferred Shares unless such matter (i) alters or abolishes any preferential right of such Series A Preferred Shares, or (ii) creates, alters or abolishes with respect to the Series A Preferred Shares any right in respect of dividends or redemption or rights upon liquidation, dissolution, or winding up of the Company. The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Company.

(b)           Unless a higher percentage is provided for in the Declaration of Trust, the affirmative vote of the holders of at least a “majority of the outstanding shares of Preferred Shares,” including Series A Preferred Shares, as determined in accordance with Section 2(a)(42) of the 1940 Act, voting as a separate class, shall be required (1) to approve any plan of reorganization (as defined in Section 2(a)(33) of the 1940 Act) adversely affecting such shares or (2) to the extent required under the 1940 Act, to approve any action requiring a vote of security holders as in Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Preferred Shares” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

5.4           Unless otherwise required by the 1940 Act or the Declaration of Trust, the holders of Series A Preferred Shares shall not have any relative voting rights or preferences or other special rights with respect to voting other than those expressly set forth in this ARTICLE V. Subject to the rights of the holders of the Preferred Shares, including Series A Preferred Shares described in ARTICLE II, in the event that the Company fails to declare or pay dividends on the Series A Preferred Shares on the Dividend Payment Date therefor, the exclusive remedy of the holders of the Series A Preferred Shares shall be the right to vote for Trustees pursuant to the provisions of Section 5.2.

ARTICLE VI

CONVERSION

6.1           The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

ARTICLE VII

TRANSFER RESTRICTIONS

7.1           During the period (the “Restricted Period”) ending on the date of any listing of the Series A Preferred Shares on a national securities exchange (a “Listing”), no holder of Series A Preferred Shares will, directly or indirectly, transfer, assign, sell or pledge all or any part of any Series A Preferred Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such shares) (each, a “Transfer”) except in accordance with (i) the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) or an exemption from such registration provisions and (ii) any applicable state or non-U.S. securities laws. During the Restricted Period, no Transfer of Series A Preferred Shares shall be made without (a) registration of the transfer on the Company’s books and (b) the prior written consent of the Company, which may be given or withheld in its sole discretion for any reason or no reason except in the event of a request to Transfer Series A Preferred Shares necessitated by the death or divorce of a holder of Series A Preferred Shares, in which case, such consent of the Company shall not be required provided that certain certifications (via email sufficient) are provided to the Company in advance of such Transfer, including, without limitation, that such Transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Transfer of such Series A Preferred Shares. Any purported Transfer of any Series A Preferred Shares effected in violation of this ARTICLE VII shall be void ab initio and shall have no force or effect, and the Company shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

ARTICLE VIII

MISCELLANEOUS

8.1           Limitation of Liability. Except to the extent required by applicable law, no holder of Series A Preferred Shares shall be bound by, or be personally liable for, by reason of being a holder of Series A Preferred Shares, the expenses, liabilities or obligations of the Company in excess of his or her initial capital contribution made in exchange for the Series A Preferred Shares.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Supplement to be duly executed in its name and on its behalf on this 29th day of March, 2024.

KKR FS INCOME TRUST SELECT

By:	/s/ Michael C. Forman
Name: Michael C. Forman, as Trustee

[Signature Page to KKR FS Income Trust Select Supplement to Second Amended and Restated Declaration of Trust]